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                      April 17, 2023

       Robert Wiley
       Chief Financial Officer
       AMMO, INC.
       7681 E. Gray Road
       Scottsdale, AZ 85260

                                                        Re: AMMO, INC.
                                                            Form 10-K for
fiscal year ended March 31, 2022
                                                            Filed June 29, 2022
                                                            File No. 001-13101

       Dear Robert Wiley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing